Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-125727

Prospectus Supplement No. 3
to Prospectus dated August 12, 2005

12,231,106 Shares of Common Stock

SOLOMON TECHNOLOGIES, INC.

We are supplementing the prospectus dated August 12, 2005, covering up to 12,231,106 shares of our common stock, par value $0.001 per share, which may be offered for sale from time to time by the selling stockholders named in the prospectus. This prospectus supplement contains our Current Report on Form 8-K dated April 4, 2006, which was filed with the Securities and Exchange Commission on April 10, 2006, and our Current Report on Form 8-K dated April 7, 2006, which was filed with the Securities and Exchange Commission on April 13, 2006.

This prospectus supplement supplements information contained in the prospectus dated August 12, 2005. This prospectus supplement should be read in conjunction with the prospectus dated August 12, 2005 and any amendments or supplements thereto, which are to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the prospectus, including any amendments or supplements thereto.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus dated August 12, 2005, including any amendments or supplements thereto.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 3 OF THE PROSPECTUS DATED AUGUST 12, 2005.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved any of these securities or determined if this prospectus supplement is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is April 14, 2006.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 4, 2006

Solomon Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-50532	52-1812208
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1400 L & R Industrial Boulevard
Tarpon Springs, Florida 34689
(Address of principal executive offices, zip code)

Registrant's telephone number, including area code: (727) 934-8778

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Forward-Looking Statements:

Some of the statements in this report are forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements about our plans, objectives, expectations, intentions and assumptions that are not statements of historical fact. You can identify these statements by the following words:

- "may"
- "will"
- "should"
- "estimates"
- "plans"
- "expects"
- "believes"
- "intends"

and similar expressions. We cannot guarantee our future results, performance or achievements. Our actual results and the timing of corporate events may differ significantly from the expectations discussed in the forward-looking statements. You are cautioned not to place undue reliance on any forward-looking statements. Potential risks and uncertainties that could affect our future operating results include, but are not limited to, the risks identified and discussed from time to time in our filings with the Securities and Exchange Commission.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On April 4, 2006, Solomon Technologies, Inc. (the “Company”) filed a certificate of elimination for its Series A preferred stock and its Series B preferred stock with the Secretary of State of Delaware, the Company’s state of incorporation. The Company filed the certificate of elimination because no shares of either class of preferred stock are outstanding and the Company has no plans to issue such stock. A copy of the certificate of elimination is filed as Exhibit 3.1 to this Report. The certificate of elimination has the effect of eliminating the certificates of designation for the Series A preferred stock and the Series B preferred stock from the Company’s certificate of incorporation.

Item 9.01. Financial Statements and Exhibits.
(c) Exhibits.
3.1	Certificate of Elimination

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLOMON TECHNOLOGIES, INC.
(Registrant)

Dated: April 10, 2006	By:	/s/ Peter W. DeVecchis, Jr.
Peter W. DeVecchis, Jr.
President
(Principal Executive Officer)

Exhibit 3.1

CERTIFICATE OF ELIMINATION OF
THE SERIES A PREFERRED STOCK
AND SERIES B PREFERRED STOCK
OF
SOLOMON TECHNOLOGIES, INC.

(Pursuant to Section 151(g) of the Delaware General Corporation Law)
___________

Solomon Technologies, Inc. (hereinafter called the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

1. That the name of the Corporation is Solomon Technologies, Inc.

2. That the Certificate of Incorporation, as amended to date (the “Certificate of Incorporation”), of the Corporation authorizes 120,000,000 shares of capital stock, which consists of 100,000,000 shares of common stock and 20,000,000 shares of preferred stock.

3. That pursuant to Section 151 of the Delaware General Corporation Law and the authority set forth in the Certificate of Incorporation, the board of directors of the Corporation (the “Board of Directors”), by resolution duly adopted, established a series of preferred stock, $0.001 par value per share, of the Corporation, designated as “Series A Preferred Stock”, fixed the total number of shares of such class at 7,000,000, and established the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of such series and filed a Certificate of Designation of Series and Determination of Rights and Preferences of Series A Preferred Stock in the office of the Secretary of State of the State of Delaware on April 29, 2004, as amended and restated on October 28, 2004 (as so amended and restated, the “Series A Certificate of Designation”).

4. That pursuant to Section 151 of the Delaware General Corporation Law and the authority set forth in the Certificate of Incorporation, the Board of Directors, by resolution duly adopted, established a series of preferred stock, $0.001 par value per share, of the Corporation, designated as “Series B Preferred Stock”, fixed the total number of shares of such class at 850,000, and established the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of such series and filed a Certificate of Designation of Series and Determination of Rights and Preferences of Series B Preferred Stock in the office of the Secretary of State of the State of Delaware on August 2, 2005 (the “Series B Certificate of Designation”).

5. That the Board of Directors has duly adopted the following resolutions:

RESOLVED, that as of the date hereof, there are no shares of Series A Preferred Stock outstanding.

RESOLVED, that no shares of Series A Preferred Stock will be issued subject to the Series A Certificate of Designation.

RESOLVED, that all matters set forth in the Series A Certificate of Designation with respect to the Series A Preferred Stock be eliminated from the Certificate of Incorporation.

RESOLVED, that all 7,000,000 shares of Series A Preferred Stock shall be retired and cancelled and shall not be reissued as shares of any series.

RESOLVED, that as of the date hereof, there are no shares of Series B Preferred Stock outstanding.

RESOLVED, that no shares of Series B Preferred Stock will be issued subject to the Series B Certificate of Designation.

RESOLVED, that all matters set forth in the Series B Certificate of Designation with respect to the Series B Preferred Stock be eliminated from the Certificate of Incorporation.

RESOLVED, that all 850,000 shares of Series B Preferred Stock shall be retired and cancelled and shall not be reissued as shares of any series.

RESOLVED, that the proper officers of the Corporation be and hereby are authorized and directed to file a certificate setting forth these resolutions with the Secretary of State of the State of Delaware pursuant to the provisions of Section 151(g) of the Delaware General Corporation Law for the purpose of eliminating from the Certificate of Incorporation all references to Series A Preferred Stock and Series B Preferred Stock.

6. That no shares of Series A Preferred Stock are outstanding, and no shares of Series A Preferred Stock will be issued pursuant to the Series A Certificate of Designation and no shares of Series B Preferred Stock are outstanding, and no shares of Series B Preferred Stock will be issued pursuant to the Series B Certificate of Designation.

7. That all matters set forth in the Series A Certificate of Designation with respect to the Series A Preferred Stock and the Series B Certificate of Designation with respect to the Series B Preferred Stock be, and they hereby are, eliminated from the Certificate of Incorporation, as heretofore amended, of the Corporation.

Executed on this 4th day of April, 2006.

SOLOMON TECHNOLOGIES, INC.

By: /s/ Peter W. DeVecchis, Jr.
Name: Peter W. DeVecchis, Jr.
Title: President

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 7, 2006

Solomon Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-50532	52-1812208
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1400 L & R Industrial Boulevard
Tarpon Springs, Florida 34689
(Address of principal executive offices, zip code)

Registrant's telephone number, including area code: (727) 934-8778

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Forward-Looking Statements:

Some of the statements in this report are forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements about our plans, objectives, expectations, intentions and assumptions that are not statements of historical fact. You can identify these statements by the following words:

- "may"
- "will"
- "should"
- "estimates"
- "plans"
- "expects"
- "believes"
- "intends"

and similar expressions. We cannot guarantee our future results, performance or achievements. Our actual results and the timing of corporate events may differ significantly from the expectations discussed in the forward-looking statements. You are cautioned not to place undue reliance on any forward-looking statements. Potential risks and uncertainties that could affect our future operating results include, but are not limited to, the risks identified and discussed from time to time in our filings with the Securities and Exchange Commission.

Item 1.01 Entry into a Material Definitive Agreement

On April 7, 2006, Solomon Technologies, Inc. (the “Company”) borrowed $50,000 from Peter and Barbara Carpenter (the “Carpenters”) and Woodlaken LLC (“Woodlaken”) assigned $50,000 of its promissory note issued by the Company on March 31, 2006 in the aggregate principal amount of $172,000 (the “Woodlaken Note”) to the Carpenters. On April 10, 2006, the Company borrowed $50,000 from Pascal Partners, LLC (“Pascal”) and Woodlaken assigned $50,000 of the Woodlaken Note to Pascal. The Company issued promissory notes in the principal amount of $100,000 to the Carpenters and Pascal. The Company also issued a promissory note in the principal amount of $72,000 to Woodlaken representing the balance of the principal amount under the Woodlaken Note. The new notes bear interest at a rate of 12% per annum and mature on April 30, 2006. The new notes have substantially the same terms as the promissory notes in the aggregate principal amount of $975,000 issued by the Company to Woodlaken, Jezebel Management Corp., Pinetree (Barbados), Inc., Coady Family LLC and F. Jay Leonard (the “Initial Investors”) between March 2005 and March 2006 (the “Notes”) and with the Notes are secured by a first priority security interest in all of the tangible and intangible assets of the Company.

The managers of Woodlaken are Gary M. Laskowski, the chairman of the board of directors and vice president of the Company, and Jonathan D. Betts, a director of the Company. Woodlaken currently owns 915,221 shares of common stock of the Company.

The board of directors of the Company has authorized the Company to borrow up to an additional $353,000 from the Initial Investors, the Carpenters, Pascal and others on the same terms as the Notes and the new notes issued to the Carpenters, Pascal and Woodlaken.

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Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

As more fully described in Item 1.01, on April 7, 2006, the Company borrowed $50,000 from the Carpenters, Woodlaken assigned $50,000 of the Woodlaken Note to the Carpenters and the Company issued a promissory note in the principal amount of $100,000 to the Carpenters. On April 10, 2006, the Company borrowed $50,000 from Pascal, Woodlaken assigned $50,000 of the Woodlaken Note to Pascal and the Company issued a promissory note in the principal amount of $100,000 to Pascal. The Company also issued a promissory note in the principal amount of $72,000 to Woodlaken representing the balance under the Woodlaken Note. The notes are secured by a first priority security interest in all of the tangible and intangible assets of the Company. The notes may be accelerated by each of the holders upon the occurrence of certain events of default, including the Company’s bankruptcy or liquidation or breach of any of the Company’s representations or obligations under the notes. The notes mature on April 30, 2006.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLOMON TECHNOLOGIES, INC. (Registrant)

Dated: April 13, 2006	By:	/s/ Peter W. DeVecchis, Jr.
Peter W. DeVecchis, Jr.
President (Principal Executive Officer)

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